Exhibit 10.1

REVOLVING CREDIT

LOAN AND SECURITY AGREEMENT

THIS REVOLVING CREDIT LOAN AND SECURITY AGREEMENT (the “Loan Agreement”) is made as of this      day of February, 2008, effective as of February 8, 2008, among FIFTH THIRD BANK, a Michigan banking corporation, having a mailing address of 201 East Kennedy Boulevard, Suite 1800, Tampa, Florida 33602 (the “Bank”) and ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation, authorized to do business in Florida, having its principal place of business at 5215 West Laurel Street, Tampa, Florida 33607 (“Borrower”).

RECITALS:

Borrower has applied to Bank for a revolving line of credit not to exceed FIVE MILLION DOLLARS ($5,000,000.00) (the “Loan”) to be evidenced by a revolving credit note (the “Note”) and secured by inventory consisting of all gold and silver coins recovered from the S.S. Republic shipwreck.

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties hereto agree as follows:

SECTION I. RECITALS; DEFINITIONS

1.1 Recitals. The foregoing recitals are true and correct and incorporated herein by reference.

1.2 Defined Terms. As used in this Loan Agreement, the following terms shall have the following meanings:

“Advance” shall mean the amount advanced by the Bank to Borrower under the terms of this Loan Agreement and the Note.

“Affiliate” shall mean any person, corporation, association or other business entity which directly or indirectly controls, or is controlled by, or is under common control with Borrower.

“Borrowing Base” shall mean, an amount equal to thirty percent (30.0%) of Eligible Inventory. The Bank has bargained for and Borrower agrees and acknowledges that the value of Inventory not included in the Borrowing Base is a cushion of collateral value in excess of the Advances.

“Borrowing Base Certificate” shall mean a certificate prepared by Borrower in substantially the form attached hereto as Exhibit “A.”

“Coins” shall mean all of the all gold and silver coins recovered from the S.S. Republic shipwreck held primarily by the Custodian under the Custodial Agreement.

“Collateral” shall have the meaning provided for such term in Section 2.1(h) hereof.

“Control Agreement” shall mean the Collateral Control Agreement entered into by Borrower, the Bank and the Custodian.

“Custodial Agreement” shall mean the letter agreement between Borrower and the Custodian dated December 3, 2003, for the grading, conservation and imaging of the Inventory.

“Custodian” shall mean Numismatic Guaranty Corporation of America.

“Default Rate” shall mean five percent (5%) per annum above the contract rate as set forth in the Note, but not exceeding 18% per annum.

“Eligible Inventory” shall mean, all Coins Inventory and proceeds therefrom, owned by Borrower and held primarily by the Custodian, valued on the rolling 12 month wholesale average value of the Coins, excluding all (a) Inventory used for display or demonstration purposes and (c) Inventory on consignment with vendors of the Borrower. The eligibility of Inventory shall be determined by the Bank in its reasonable commercial discretion.

“Events of Default” shall have the meaning ascribed to such term in Section 7 hereof.

“Generally Accepted Accounting Principles” shall mean generally accepted accounting principles, in effect from time to time, applied on a consistent basis.

“Inventory” shall mean all of the gold and silver coins recovered by Borrower from the shipwreck known as the S.S. Republic currently held in inventory (within the meaning of the Uniform Commercial Code, as from time to time in effect in the States of Nevada and Florida), primarily by the Custodian estimated to currently number approximately 33,000 Coins now or hereafter owned or acquired, including, without limitation, all Inventory held for sale, all accessions, additions, substitutions and replacements thereto and therefore.

“Maturity Date” shall mean, unless sooner demanded by Bank after the occurrence of an Event of Default hereunder, 24 months from the date hereof.

“Permitted Liens” means: (a) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of utility payments, bids, tenders, contracts (other than contracts for payment of money), obligations under workers’ compensation, unemployment insurance or similar legislation or under surety or performance bonds, in each case arising in the ordinary course of business; (b) Liens arising out of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which Borrower is fully protected by insurance or in respect of which Borrower shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured, and as to which appropriate reserves have been established on the books of Borrower; (c) liens for taxes, assessments and similar charges which are not delinquent or are being contested in good faith, and as to which Borrower shall have set aside on its books adequate reserves; (d) non consensual liens imposed by law, such as landlord’s, mechanic’s, carrier’s, warehousemen’s, materialmen’s and vendor’s liens, incurred in good faith in the ordinary course of business; (e) any such permitted encumbrances existing as of the date hereof; and (f) the lease by Borrower of equipment under operating and capital lease for which total payments shall not, in the aggregate, exceed $250,000.00 per year.

SECTION 2. THE LOAN

2.1 Revolving Loan.

(a) Advances. Subject to the Borrowing Base limitations and subject to Bank’s receipt of a completed Borrowing Base Certificate, Bank agrees to make Advances to Borrower in accordance with the terms and conditions of this Loan Agreement, at any time and from time to time, on or after the date hereof until the Maturity Date, or until the occurrence of an event which with the giving of notice or the passage of time, or both, shall constitute an Event of Default. Such Advances may be borrowed, re-paid and re-borrowed, provided, however, the aggregate outstanding principal amount of all Advances shall not exceed $5,000,000.00. On or after the date hereof until the Maturity Date, or until the occurrence of an event which with the giving of notice or the passage of time, or both, shall constitute an Event of Default, Borrower shall be entitled to borrow, repay or prepay and reborrow, by delivering to the Bank a request for Advance in accordance with Section 2.1(d) hereof.

(b) Interest. The Bank shall make appropriate debits and credits to the loan account of Borrower corresponding to each Advance to reflect the Advances to, prepayments, payments by and other disbursements for the account of Borrower. Each such entry shall be prima facie evidence of the principal amount of Advances hereunder at any time outstanding. Each Advance shall bear interest from the date such Advance is made on the aggregate unpaid principal amount thereof until such principal amount is paid or shall become due and payable (whether at the stated maturity or by acceleration) pursuant to the terms of and at a rate per annum as set in the Note.

(c) Calculation. Interest on principal outstanding from time to time shall be paid monthly, and shall be calculated on the basis of a 360-day year for the actual days elapsed as provided in the Note.

(d) Requests for Advances. Borrower shall request Advances under the Loan by delivering to the Bank a notice in writing, in form and substance reasonably satisfactory to the Bank, together with any supporting information it may reasonably request, at the above address. Advances may also be automatically initiated by overdrafts under the daily sweep provisions of Borrower’s primary depository account as required hereunder.

(e) Commitment. The giving of notice as aforesaid shall irrevocably commit Borrower to accept the requested Advances under the Loan.

(f) Unused Line Fee. Commencing at the end of 12 months from the date hereof, on the 15th day following the end of each calendar quarter, Borrower shall pay to the Bank an unused line fee equal to 50 basis points (0.50%) per annum times the difference between: (i) $5 million, and (ii) the average daily balance of the Loan outstanding during the immediately preceding calendar quarter.

(g) Limitation. In no event shall any interest charge, collected or reserved hereunder exceed the maximum rate then permitted by applicable law.

(h) Collateral. From the date hereof as security for the payment and the performance of the Loan, Borrower extends, sells, assigns, conveys, mortgages, pledges, transfers, grants, and re-grants to the Bank a continuing, first priority security interest in and to all of its respective rights, title and interest in, to and under all (A) Coins Inventory; (B) books and records regarding the Collateral; (C) all interest of Borrower under the Custodial Agreement; and (D) all other property and money of Borrower now or hereafter in the possession, custody or control of the Bank excluding investment accounts; and as to each of the foregoing, the products and proceeds thereof, replacements and accessions thereto; all of which shall constitute the “Collateral.”

(i) Loan Subordinations. Any related party notes payable by Borrower to related parties, now existing or hereafter made are and shall be subordinated to the lien of the Loan granted herein. Borrower confirms that all related party debts are fully disclosed on the financial statements provided to the Bank and in the event the Bank so requires, such related parties shall enter into subordination agreements to evidence the requirements of this Section 2.1(i).

SECTION 3. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Bank as follows:

3.1 Organization, Standing, Corporate Powers

(a) Duly Organized. Borrower (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and is authorized to do business in the State of Florida; (ii) has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted and to own its properties and assets; and (iii) is duly qualified to do business in every jurisdiction wherein the failure to so qualify would have a material adverse effect.

(b) Powers. Borrower has all requisite power and authority, corporate or otherwise, to execute, deliver, and to perform all of its obligations under this Loan Agreement and under other documents or agreements relating to the transactions contemplated herein to which it is a party.

(c) Binding Obligation. This Loan Agreement and all corporate notes, guarantees, assignments, security agreements and all other loan and security agreements executed in connection therewith are legal, valid and binding obligations of Borrower and enforceable in accordance with their respective terms, subject to the enforcement of remedies to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to moratorium laws, from time to time in effect, and to general equitable principles which may limit the right to obtain the remedy of specific performance.

3.2 Authorization of Borrowing. The execution, delivery and performance of this Loan Agreement and the borrowings hereunder: (a) have been duly authorized by all requisite corporate action; (b) will not violate any provision of applicable law, any governmental rule or regulation, any order of any court or other agency of government to which Borrower is subject or the articles of incorporation or by-laws of Borrower; or (c) do not violate any provision of any indenture, agreement or other instrument to which Borrower is a party or by which Borrower or its properties or assets are bound and which is material to the conduct or operation of Borrower’s business and financial affairs, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any provision of such indenture, agreement or other instruments, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon the property or assets of Borrower, other than as provided herein.

3.3 Financial Statements. Borrower has heretofore furnished to the Bank financial statements which fairly present the financial condition and the results of operations of Borrower as of the date and for the period indicated, show all known material liabilities, direct or contingent, as of the respective dates thereof, and were prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

3.4 Adverse Change, etc. There has been no material adverse change in the business, properties or condition (financial or otherwise) of Borrower since the date of the most recent of the financial statements delivered to the Bank.

3.5 Litigation. Except as described in the reports (the “SEC Reports”) filed by Borrower with the Securities and Exchange Commission (the “SEC”), there are no actions, suits or proceedings pending or, to the knowledge of Borrower, overtly threatened against or affecting any of them, at law or in equity, or before or by any Federal, state, municipal or other governmental court, tribunal, department, commission, board, bureau, agency or instrumentality, domestic or foreign, which involve any of the transactions herein contemplated or the possibility of any judgment or liability which would result in any material adverse change in the business, operations, properties or assets or in the financial condition of any of them, or materially and adversely affect the ability of any of them to perform hereunder. Borrower is not in default with respect to (a) any judgment, order, writ, injunction or decree; or (b) any rule or regulation of any court or Federal, state, municipal or other governmental court, tribunal, department, commission, board, bureau, agency or instrumentality, domestic or foreign which would have a material adverse effect on its business, properties or condition (financial or otherwise).

3.6 Payments of Taxes. Borrower has filed or caused to be filed all Federal, state and local tax returns that are required to be filed and has paid or caused to be paid all taxes as shown on such returns or on any assessment received by it, to the extent that such taxes have become due, except taxes the validity of which is being contested in good faith by appropriate proceedings and for which, in the exercise of reasonable business judgment, there have been set aside adequate reserves with respect to any such tax or assessment so contested the tax or assessment so contested shall not materially affect its ability to perform hereunder.

3.7 Priority of Security Interest. Subject (a) to filing and recordation of the appropriate instruments in the appropriate offices of the proper jurisdiction or possession by the Bank or its agent where perfection is based upon possession; (b) to the enforcement of remedies to bankruptcy, insolvency, and other laws affecting creditors’ rights generally and to moratorium laws, from time to time in effect; and (c) to general equitable principles which may limit the right to obtain the remedy of specific performance, each of the security interests granted to the Bank as identified under Section 2 of this Loan Agreement constitutes a valid first priority security interest or lien in and to the Collateral, granting all rights and remedies to a secured party under the Uniform Commercial Code, as in effect in the States of Nevada and Florida, as the same may be modified or amended from time to time, except as otherwise permitted hereunder.

3.8 Eligible Inventory. All Eligible Inventory included in the Borrowing Base meets the criteria for Eligible Inventory.

3.9 Location of Collateral. All of the Collateral is used or held for use by Borrower at the following locations: (a) the Custodian: 5501 Communication Parkway, Sarasota, Florida 34240; (b) the Borrower: 5215 West Laurel Street, Tampa, Florida 33607; and (c) the Bank of Tampa, 4600 West Cypress Street, # 100, Tampa, Florida 33607.

SECTION 4. CONDITIONS OF LENDING

The obligation of the Bank to extend credit hereunder is subject to the following conditions:

4.1 Representations and Warranties. At the date of each Advance, the representations and warranties set forth in Section 3 hereof shall be true and correct on and as of such date, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

4.2 Certificates. On or before the date hereof, the Bank shall have received from Borrower (a) a copy of its certificate of corporate status and Articles of Incorporation with all amendments, certified by the Secretary of State of Nevada and certificate of registration to do business from the Secretary of State of Florida, dated as of a recent date; (b) the certificate of its secretary or assistant secretary, dated the date hereof and certifying that attached thereto is a true and complete copy of its Bylaws prior to the adoption of the resolutions by its Board of Directors authorizing the execution, delivery and performance of this Loan Agreement; and certification that its articles of incorporation have not been amended since the date of the last amendment thereof, if any, indicated on the certificate of the Secretary of State of Nevada; and (c) such other documents as the Bank may reasonably request.

4.3 No Default. At the date of each Advance no Event of Default, or event which with the giving of notice or of the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing, and the representations and warranties of Borrower contained herein shall remain true and correct as of such date, except to the extent that such representations and warranties relate to an earlier date. Each request for an Advance shall constitute the confirmation by Borrower that at the date thereof the conditions contained in this Section 4.3 shall have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

From the date hereof and so long as the Loan shall be unpaid or unperformed, Borrower will:

5.1 Existence and Properties. To the extent that the same are necessary for the proper and advantageous conduct of its business, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, rights, licenses and permits and comply with all laws and regulations applicable to it and conduct and operate its business in substantially the manner in which it is presently conducted and operated.

5.2 Insurance. Have and maintain with financially sound and reputable insurers, insurance satisfactory in all respects to the Bank covering the Collateral against risk of fire, theft, and such other risks as the Bank may reasonably require, including standard extended coverage in an amount at least equal to the value of the Collateral. Policies evidencing any such property insurance shall contain a standard loss payee provision providing for payment of any loss to Bank and shall provide for a minimum of thirty (30) days prior written notice to the Bank of any cancellation. At any time after the occurrence of an Event of Default or the occurrence of an event which with the giving of notice or the passage of time, or both, shall constitute an Event of Default, the Bank may act as attorney-in-fact for Borrower in obtaining, adjusting, settling, and canceling such insurance and endorsing any drafts representing payments of claims under such policies. Borrower hereby assigns to the Bank all rights to receive proceeds of such insurance and directs any insurer to pay all proceeds directly to the Bank, for application in the Bank’s sole discretion to the payment of the Secured Obligations or to the restoration or repair of the Collateral. If Borrower at any time fails to maintain the insurance required hereunder, the Bank may purchase the same and charge Borrower for such amount, which amount shall be payable upon demand, and if unpaid, shall constitute a secured obligation hereunder. Borrower shall furnish the Bank with certificates or other evidence of compliance with these insurance provisions.

5.3 Obligations, Taxes and Laws. Pay or cause to be paid all indebtedness and obligations promptly and in accordance with their respective terms, including, without limitation, sales, use and personal property taxes as the same may be imposed upon Borrower from time to time, and pay and discharge or cause to be paid and discharged promptly all taxes, assessments, and governmental charges or levies imposed upon it or in respect of its property before the same shall become in default, as well as all lawful claims for labor, materials, and supplies or otherwise which, if unpaid, might become a lien or charge upon such property or any part thereof, and timely comply with all applicable laws and governmental rules and regulations; provided, however, that Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge, lien or claim, or timely comply with the laws and governmental rules so long as the validity thereof shall be contested by appropriate legal proceedings timely initiated and conducted in good faith, and (a) in the case of an unpaid tax, assessment, governmental charge or levy, lien, encumbrance, charge or claim, such proceedings shall be effective to suspend the collection thereof from the Borrower and its property; (b) neither such property nor any part thereof, nor any interest therein would be in any danger of being sold, forfeited or lost; (c) in the case of a law and governmental rule or regulation, neither the Borrower nor the Bank would be in any danger of criminal liability for failure to comply therewith; (d) there shall have been established such reserve or other appropriate provision, if any, with respect thereto on the books of the entity involved, as shall be required by Generally Accepted Accounting Principles with respect to any such tax, assessment, charge, lien, claim, encumbrance, law, rule or regulation, so contested.

5.4 Financial Statements and Reports. Borrower shall maintain systems of accounting established and administered in accordance with Generally Accepted Accounting Principles. The Borrower will furnish to the Bank:

(a) Within 120 days after the end of each fiscal year, the Borrower shall deliver to the Bank audited financial statements and, upon filing with the SEC, a copy of its Annual Report on Form 10-K for such fiscal year.

(b) Within 60 days of the end of each of the first three quarters in each fiscal year, Borrower shall deliver to the Bank a copy of its Quarterly Report on Form 10-Q for such quarter.

(c) Within 30 days after the end of each month, deliver to the Bank the following financial information certified by the President or Chief Financial Officer of Borrower as accurate to the best of his knowledge upon due inquiry and investigation: (i) the Borrowing Base Certificate; and (ii) an inventory certification reflecting current value of Inventory; in such form and context as Bank may reasonably require.

(d) Concurrently with the statements furnished pursuant to paragraphs (a) of this Section 5.4, a certificate of an authorized officer of the Borrower certifying that to the best of his knowledge, no Event of Default hereunder, nor any event which with notice or lapse of time, or both, would constitute such an Event of Default, has occurred or, if such Event of Default or event has occurred, specifying the nature and extent thereof.

(e) Promptly, from time to time, such other information regarding the operation, business, affairs and financial condition of Borrower as the Bank may reasonably request.

For the purposes of this Section 5.4, the Bank agrees that any report or other document filed by Borrower with the SEC through the EDGAR system shall be deemed to have been concurrently delivered or provided to the Bank.

5.5 Litigation Notice. Give the Bank prompt written notice of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency, the outcome of which might materially adversely affect the operations or financial condition of the Borrower. The Bank has been given notice by Borrower of the currently pending litigation described in the SEC Reports.

5.6 Notice of Default. Borrower shall give the Bank prompt written notice of any Event of Default hereunder, or any event which, with the passage of time or the giving of notice or both, would become such an Event of Default hereunder.

5.7 Access to Premises and Inspections. At all reasonable times and as often as the Bank may reasonably request, permit or arrange for any authorized representative designed by the Bank to visit and inspect the principal office and operations of the Borrower, any of the other offices or properties of the Borrower, including, without limitation, visitation to the location of the Collateral, and its books, and to make extracts from such books and to discuss the affairs, finances and accounts of the Borrower with its chief financial officer or such other person as may be designated by the chief executive or chief operating officer of the Borrower. Borrower shall fully cooperate and provide whatever assistance may reasonably be required to the Bank to expedite access for the Bank’s inspection of the Collateral wherever located.

5.8 Continued Assistance. Promptly, from time to time as the Bank may reasonably request, Borrower shall perform such acts and execute, acknowledge, deliver, file, register, deposit or record any and all further instruments, agreements and documents whether to continue, preserve, renew, record or perfect the Bank’s interests in the Collateral, as well as the priority thereof.

5.9 Title to Collateral. The Borrower shall own all of the property constituting the security for the Loan. All such property shall be and remain free and clear of all mortgages, pledges, liens, charges and other encumbrances of any nature whatsoever, except as granted to the Bank hereby, Permitted Liens, or otherwise permitted herein.

5.10 Operating Accounts. During the term of the Loan, Borrower shall maintain its operating accounts with the Bank, with the primary operating account having an optional daily sweep function tied to funding into and out of the Loan.

5.11 Interest Reserve Account. At closing, Borrower shall have deposited into or otherwise credited to an interest bearing account at the Bank the sum of $500,000.00 for the payment of interest on the Loan for the first one year period (the “Interest Reserve Account”). On the one year anniversary of the Loan, Borrower shall deposit into or otherwise credit to the Interest Reserve Account an amount sufficient to ensure there is $500,000.00 in the Interest Reserve Account for interest payments for the second year of the Loan. Borrower hereby pledges and assigns the Interest Reserve Account to the Bank as additional collateral for the Loan. The Bank is hereby authorized by Borrower to deduct interest payments on the Note from the Interest Reserve Account as they become due. The Interest Reserve Account will not be available to Borrower for any other purpose. Upon repayment of all amounts due to the Bank under the terms of the Note and this Agreement, any funds remaining in the Interest Reserve Account shall be returned to the Borrower.

SECTION 6. NEGATIVE COVENANTS

From the date hereof and so long as any of the Obligations shall be unpaid, the Borrower will not:

6.1 Negative Pledge. Either directly or indirectly, incur, create, assume or permit to exist any Liens with respect to any property securing the Loan or be bound by or subject to any assessments and other similar governmental charges or claims except as provided in Section 5.3 of this Loan Agreement or Permitted Liens.

6.2 Sale or Disposition of Collateral. Sell, discount or otherwise dispose of any of the Collateral securing the Loan or any part thereof except in the ordinary course of business, or incur additional material borrowings or enter into material leases without the prior written consent of the Bank upon terms and conditions reasonably satisfactory to the Bank.

6.3 Organic Changes. Either directly or indirectly, (a) merge or consolidate Borrower, with or into any other corporation or entity, except that Borrower may merge or consolidate with any of its affiliates, but only if Borrower is the surviving corporation; or (b) sell (in bulk), lease or otherwise dispose of all or substantially all of the property of Borrower, unless the transferee or the lessee shall be acceptable to the Bank, which acceptance must in writing and issued by the Bank prior to any such sale, lease or other disposition, and such transferee shall have assumed the Loan.

6.4 Changes in Management. Suffer to exist or cause to occur any circumstance or event whereby during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Borrower was approved by a vote of a majority of the directors of Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower then in office.

6.5 Settlements. Enter into any transaction that materially and adversely affects the Collateral or the Borrower’s ability to repay the Loan other than in the normal course of business.

SECTION 7. EVENTS OF DEFAULT

7.1 Events of Default. The occurrence of any of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a) Any representation or warranty made in this Loan Agreement or in any report, certificate, financial statement or other instrument furnished in connection herewith at any time shall prove to be false or misleading in any material respect as of the time when made;

(b) In the event any payment of principal, interest or other monetary obligation is not made within ten (10) days after the date when due under the Loan;

(c) Default with respect to any material obligation for borrowed money or otherwise of the Borrower if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder or obligee thereof (or a trustee on behalf of such holder or obligee) to cause such indebtedness to become due prior to its stated maturity, or such material indebtedness shall not be paid as and when due and payable (in each case, giving effect to any applicable grace periods);

(d) Default in the due observance or performance of any covenant, condition or agreement contained in Sections 6 and 7 of this Loan Agreement; and such default shall not be cured within 15 days after the earlier of knowledge thereof by an officer of the Borrower, or after written notice of the default is delivered by the Bank, but if the default is subject to cure and the cure is being diligently pursued by appropriate means at the end of such 15 days, then Borrower shall have an additional 15 days thereafter to complete the cure;

(e) Default in the due observance or performance of any covenant, condition or agreement to be observed or performed pursuant to the terms of this Loan Agreement, and such default shall not be cured within 15 days after the earlier of knowledge there of by an officer of the Borrower, or after written notice of the default is delivered by the Bank, but if the default is subject to cure and the cure is being diligently pursued by appropriate means at the end of such 15 days, then Borrower shall have an additional 15 days thereafter to complete the cure;

(f) The Borrower shall (1) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it in which an order for relief is entered or which remains undismissed for a period sixty (60) days or more; the Borrower, by any act or omission, shall indicate consent to, approval of or fail to timely object to, any such petition, application or proceeding or order for relief or for the appointment of a custodian, receiver or any trustee or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more; (2) generally not pay its debts as such debts become due or admit in writing its inability to pay its debts as they mature; or (3) have concealed, removed, or permitted to be concealed or removed, any part of its properties or assets, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while solvent, any creditor to obtain a lien upon any Collateral, through legal proceedings or distraint, which is not vacated or “bonded off” within ten (10) days from the date thereof; or (4) be “insolvent” as such term is defined in the Bankruptcy Code, 11 U.S.C. §101(31).

7.2 Default Rate. From and after the occurrence of an Event of Default, the Loan shall accrue interest at the Default Rate.

SECTION 8. REMEDIES

From and after the occurrence of an Event of Default:

8.1 Termination of Advances and Acceleration. Bank may, at its sole option cease making Advances under this Loan Agreement and/or declare the principal of and interest on the Loan and all other obligations due by Borrower hereunder to be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything in this Loan Agreement to the contrary notwithstanding, and all amounts hereunder shall then be immediately due and payable.

8.2 Collateral. With respect to the Collateral, Bank may:

(a) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale. Bank shall give notice of the disposition of the Collateral as follows:

(1) Bank shall give Borrower notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; and

(2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 9 below, at least ten (10) days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market; provided, however, that Bank may credit bid and purchase the Collateral at any public sale.

(b) Bank may seek the appointment of a receiver or keeper to take possession and operate, as applicable all or any portion of the Collateral, and to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(c) Bank shall have all other rights and remedies available to it at law or in equity pursuant to any other loan documents execution in connection herewith. The rights and remedies of Bank hereunder shall be cumulative, and not exclusive. The exercise of one or more such remedies shall not preclude or prevent Bank from, at the same time, or at any other time, resorting to or exercising the same or other rights, powers, privileges or remedies herein granted to it or to which it might otherwise legally resort.

8.3 Application of Proceeds Upon Disposition of Collateral. Apply, at Bank’s option, the proceeds of any sale of the Collateral as well as all sums received or collected by Bank from or on account of such Collateral and/or additional or substitute collateral to (a) the payment of reasonable expenses incurred or paid by Bank in connection with any sale, transfer or delivery of the Collateral and/or such additional or substitute collateral, and (b) the payment of the obligations or any part thereof, all in such order or manner as Bank in its sole discretion may determine, irrespective of the date of maturity. All acts done or to be done by Bank in conformity with the powers herein granted are hereby ratified and confirmed by Borrower. Borrower agrees to pay to Bank any deficiency in the event the proceeds of any foreclosure sale of the Collateral are insufficient to satisfy the Loan obligations in full and Bank shall have the right to sue Borrower for such deficiency.

8.4 Right to Income. Unless such Event of Default is waived in writing by Bank, Bank may, at its sole discretion, collect, receive and receipt for all income, interest, earnings or profits (including any dividends) now or hereafter payable upon or on account of the Collateral without any responsibility however for its failure to do so. The sums or property so collected or received by Bank on account of the Collateral, and pursuant to this Section 8.4, shall be held and retained by Bank as further security for the Obligations and shall be deemed automatically to be Collateral under this Loan Agreement.

8.6 Right to Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, Bank is hereby authorized by Borrower at any time or from time to time, after the occurrence of an Event of Default, without notice to Borrower, or to any other person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured) and any other indebtedness at any time held or owing by Bank, its branches, subsidiaries or affiliates, for the credit or the account of Borrower against and on account of the obligations and liabilities of Borrower to Bank under this Loan Agreement and any other loan document, including, but not limited to, all claims of any nature or description arising out of or connected with this Loan Agreement or any other loan document, irrespective of whether or not: (a) Bank shall have made any demand hereunder; or (b) Bank shall have declared the principal of and interest on the Loan and the Loan Agreement and other amounts due hereunder to be due and payable.

8.7 Bank’s Liability for Collateral. Borrower hereby agrees that so long as Bank complies with its obligations, if any, under the Uniform Commercial Code as in effect from time to time in the State of Nevada and State of Florida, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral, (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (c) any diminution in the value thereof, (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other persons, and all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

SECTION 9. NOTICES

All notices, requests, demands or other communications to or from the parties hereto shall be in writing and deemed to have been duly given and made: (a) in the case of a letter sent other than by mail, when the letter is delivered to the party to whom it is addressed; (b) in the case of a telegram or facsimile document, when the telegram or facsimile is sent and confirmation of transmission is obtained; (c) in the case of a letter sent by mail, three (3) days from the day on which the letter is deposited in a United States post office, certified mail, return receipt requested, and addressed as follows:

If to the Borrower:	ODYSSEY MARINE EXPLORATION, INC. Attention: Michael Holmes, Chief Financial Officer 5215 West Laurel Street Tampa, Florida 33607

with a copy, which shall not constitute notice, to:	FOWLER WHITE BOGGS BANKER P.A. Attention: David M. Doney, Esq. 501 East Kennedy Boulevard, Suite 1700 Tampa, Florida 33602

If to the Bank:	FIFTH THIRD BANK Attention: Chad Loar, Vice President 201 East Kennedy Blvd., Suite 1800 Tampa, Florida 33602

with a copy to:	FISHER & SAULS, P.A. Attention: Kenneth E. Thornton 100 Second Avenue South, Suite 701 St. Petersburg, Florida 33701

SECTION 10. MISCELLANEOUS

10.1 Costs. The Borrower hereby agrees to pay to the Bank all costs and expenses of every kind and description incurred by the Bank in connection with the enforcement and protection in any legal or equitable proceeding of the rights of the Bank in connection with this Loan Agreement, and in connection with any action or claim under this Loan Agreement, or in any wise related thereto, including, without limitation, the reasonable fees and disbursements of counsel to the Bank. In the event of litigation arising out of or related to this agreement, the prevailing party shall be entitled to reasonable fees and costs of its counsel.

10.2 Severability. The provisions of this Loan Agreement are severable, and if any provision hereof shall be held by any court of competent jurisdiction to be unenforceable, such holding shall not affect or impair any other provision hereof.

10.3 GOVERNING LAW. THIS LOAN AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAWS.

10.4 Indemnity. Borrower agrees to indemnify and hold harmless Bank and each of its affiliates, employees, representatives, officers, directors, agents and attorneys (any of the foregoing shall be an “Indemnitee”) from and against any and all claims, liabilities, losses, damages, actions, investigations, proceedings, attorneys’ fees and expenses (as such fees and expenses are incurred and irrespective of whether suit is brought) and demands by any party, including the costs of investigating and defending such claims, actions, investigations or proceedings, and the costs of answering any discovery served in connection therewith, whether or not Borrower or the person seeking indemnification is the prevailing party and whether or not the person seeking indemnification is a party to any such action or proceeding (a) resulting from any breach or alleged breach by Borrower of any representations or warranties made hereunder, or (b) arising out of (1) the Loan or otherwise under this Loan Agreement, including the use of the proceeds of the Loan hereunder in any fashion by Borrower or the performance of its obligations under the loan documents by Borrower or (2) allegations of any participation by Bank in the affairs of Borrower, or allegations that Bank has any joint liability with Borrower for any reason, or (c) in connection with taxes (other than taxes imposed on the overall net income of the Bank), fees, and other charges payable in connection with the Loan, or the execution, delivery, and enforcement of this Loan Agreement, the other loan documents, and any subsequent amendments thereto or waivers of any of the provisions thereof, unless the person seeking indemnification under clause (a), (b) or (c) of this Section, is determined in such case to have acted or failed to act with gross negligence or willful misconduct by a non-appealable judicial order.

10.5 Interpretation. To the extent not otherwise provided for hereby, the course of dealing by and between the Bank and the Borrower shall control in the determination and interpretation of the rights of the parties hereto. Further, to the extent not otherwise provided for hereby nor by or inconsistent with the course of dealing by and between the parties hereto, the usage of trade in transactions substantially similar to the transactions contemplated herein shall control in the determination and interpretation of the rights of the parties hereto.

10.6 Revival and Reinstatement of Obligations. If the incurrence or payment of the obligations by Borrower or the transfer to Bank of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the bankruptcy code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively a “Voidable Transfer”), and if Bank is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Bank is required or elects to repay or restore, and as to all costs, expenses, and reasonable attorneys fees of Bank related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

10.7 Attorney-in-fact. The Borrower hereby constitute any officer of the Bank as attorney-in-fact, with power to receive and open all mail addressed to them; to endorse their name on any notes, acceptances, checks, drafts, money orders or other evidences of payment for Collateral that may come into the Bank’s possession; provided, however, the Bank agrees that it shall not exercise the powers conferred upon in this Section until the occurrence of an Event of Default, or an event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default. All acts of said attorney or designee are hereby ratified and approved by the Borrower, and said attorney or designee shall not be liable for any acts of commission or omission nor for any error of judgment or mistake of fact or law, unless said attorney or designee is determined in such case to have acted or failed to act with gross negligence or willful misconduct by an non-appealable judicial order. This power, being coupled with an interest, is irrevocable so long as any obligations, monetary or otherwise, remain, due to the Bank from the Borrower.

10.8 Headings. The name of this Loan Agreement, as well as Section headings used herein, are for conveniences of reference only and are not to affect the construction of, or be taken into consideration in interpreting this Loan Agreement.

10.9 Terms. Any term used herein shall be equally applicable to both the singular and plural forms.

10.10 JURY TRIAL. BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LOAN AGREEMENT AND ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK ENTERING INTO THIS LOAN AGREEMENT. FURTHER, BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR

AGENT OF THE BANK, NOR THE BANK’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. NO REPRESENTATIVE OR AGENT OF THE BANK, NOR BANK’S COUNSEL HAS THE AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed and delivered as of the day and year first above written.

WITNESSES:	“BORROWER”

ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation

By:
Signature of Witness	Michael Holmes, as its Chief Financial Officer

Print or type Name of Witness
(CORPORATE SEAL)
Signature of Witness

Print or type Name of Witness

“BANK”

FIFTH THIRD BANK, a Michigan banking corporation

By:
Signature of Witness	Chad Loar, as its Vice President

Print or type Name of Witness
(CORPORATE SEAL)
Signature of Witness

Print or type Name of Witness

STATE OF FLORIDA

COUNTY OF PINELLAS

The foregoing instrument was acknowledged before me this      day of February, 2008, by Michael Holmes, as Chief Financial Officer of ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation, on behalf of the corporation.

Personally known
Florida Driver’s License	Notary Public
Other Identification Produced

Print or type name of Notary

(SEAL)

STATE OF FLORIDA

COUNTY OF PINELLAS

The foregoing instrument was acknowledged before me this      day of February, 2008, by Chad Loar, as Vice President of FIFTH THIRD BANK, a Michigan banking corporation, on behalf of the Bank.

Personally known
Florida Driver’s License	Notary Public
Other Identification Produced

Print or type name of Notary

(SEAL)

ATTACHMENTS:

Exhibit “A” - Borrowing Base Certificate

EXHIBIT “A”

BORROWING BASE CERTIFICATE

FIFTH THIRD BANK

201 East Kennedy Blvd., Suite 1800

Tampa, Florida 33602

Pursuant to the Loan and Security Agreement, Borrower hereby certifies, as of the above date, the following:

(A)	Current Value of Inventory based on the rolling 12 month wholesale average value of the Coins	$

(B)	Less: Ineligibles	$

(C)	Net Amount of Inventory (A) Less (B)	$

(D)	30% of (C) Not To Exceed $5,000,000.00	$

(E)	The aggregate unpaid principal Owed to Bank is:	$

(F)	Availability (D) Less (E):	$

Not to exceed the maximum loan limit of $ 5,000,000.00

The undersigned hereby certifies, represents, and warrants to FIFTH THIRD BANK (the “Bank”) as follows:

1. All the representations and warranties contained in the Loan and Security Agreement or in any other related loan document are true and correct on the date hereof, except to the extent that such representations and warranties relate solely to an earlier date.

2. No event of default has occurred, or would result from the advance made in connection herewith, that constitutes an Event of Default under the Loan and Security Agreement or any other related document.

3. The description of Eligible Inventory and the values assigned thereto are true and correct in all material respects (see attached inventory declaration). We are legal owners of the inventory as identified above. We further certify that the inventory is in good condition and that storage conditions are safe and satisfactory for this type of inventory.

4. The aggregate unpaid principal balance of the Loan does not exceed the lesser of the $5,000,000.00 Commitment or Borrowing Base.

By:	By:
Its:	Its:
Date: , 200	Date: , 200